Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS STRONG RESULTS FOR

FISCAL 2011 FIRST QUARTER

Record first quarter net sales of $241.2 million; Continued strong customer demand expected to drive significant year-over-year net sales growth in second quarter

Anaheim, CA, February 3, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the fiscal 2011 first quarter ended December 31, 2010. Net sales in the first quarter of fiscal 2011 were $241.2 million, a record quarterly amount for the Company and a 5.1 percent increase from net sales of $229.5 million in the same quarter last year. The increase in net sales was primarily due to new program wins.

Gross margin during the first quarter of fiscal 2011 was 14.3 percent, compared to 15.9 percent for the same period in the prior year. During the fiscal 2011 first quarter, improved operating efficiencies were offset by higher labor costs in China, pricing pressure and unfavorable currency fluctuations.

GAAP net income for the first quarter of fiscal 2011 was $15.1 million, or $0.62 per diluted share, compared to GAAP net income of $16.3 million, or $0.63 per diluted share, for the same period in fiscal 2010. First quarter fiscal 2011 non-GAAP net income after deducting stock-based compensation expense was $16.2 million, or $0.67 per diluted share, compared to $17.2 million, or $0.67 per diluted share in the same period last year. A reconciliation of GAAP net income to non-GAAP net income is provided in the table at the end of this press release.

Cash flows from operating activities for the first quarter of fiscal 2011 were $3.5 million. The Company’s cash and cash equivalents balance at December 31, 2010 was $99.2 million, or $4.08 per diluted share.

Commenting on the first quarter results, Reza Meshgin, Chief Executive Officer of MFLEX, said, “In achieving another quarter of record net sales, our strong results underscore MFLEX’s operational execution along with the continued strength of the end markets that we serve. As part

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of our end market diversification initiatives, I am pleased with the recent progress we have made in securing wins on other portable consumer electronic device programs, such as tablets. In addition, we continue to work diligently on establishing relationships with other smartphone and consumer electronic device OEMs in an effort to diversify our customer base. To help meet our expected manufacturing requirements in fiscal 2011, our new state-of-the-art manufacturing facility, MFC3, in Suzhou, China is on-line and construction is nearly complete for an additional manufacturing facility in Chengdu, China.”

Outlook

For the second quarter of fiscal 2011, the Company expects net sales to range between $210 and $240 million. This compares with actual net sales of $154.1 million in the second quarter of the prior year. Gross margin in the second quarter of fiscal 2011 is expected to range between 13 to 15 percent based on the projected product mix and sales volume.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We believe customer demand will remain strong in the second quarter, with new program launches expected to offset the normal slowdown we typically experience following the holiday season and the Chinese New Year in February. Looking to the balance of the year, we now believe we can generate year-over-year net sales growth in fiscal 2011 of approximately 20% or slightly higher. To help ensure that our top line growth opportunities will result in improved profitability at the bottom line, we continue to be proactive in identifying areas within our operations where efficiencies can be achieved. We are hopeful these efficiencies will help to offset the impact from the recent higher labor costs in China, pricing pressure and unfavorable currency fluctuations.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the first quarter of fiscal 2011. The dial-in number for the call in North America is 1-877-941-2928 and 1-480-629-9726 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4405553.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales projections; net income; cash balances, cash flow, uses of cash and the expected benefits thereof; tax rates; operating expenses; capital expenditures; profitability; gross margins, including factors that could affect gross margins; the Company’s pricing environment; labor costs; foreign exchange rates; yields and yield issues; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base, including the addition of a new key customer in fiscal 2011 and continued sales to current customers; trends regarding the use of flex in smartphones and other consumer electronic devices; demand for the Company’s products, smartphones and other consumer electronic devices; the Company’s competitive advantages, market opportunities and differentiators; current and upcoming programs, product mix and material content; the Company’s manufacturing capabilities, capacity and ability to ramp-up and expand production of flex and flex assemblies; and plans regarding expansion of the Company’s manufacturing facilities and projected revenue run rates. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify its customer base and markets; the Company’s effectiveness in managing

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manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of competition, pricing pressures and technological advances; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2010	2009
Net sales	$241,154	$229,498
Cost of sales	206,680	193,025

Gross profit	34,474	36,473
Operating expenses:
Research and development	2,751	2,835
Sales and marketing	7,433	6,685
General and administrative	5,050	5,883

Total operating expenses	15,234	15,403

Operating income	19,240	21,070
Other (expense) income, net:
Interest expense	(116)	(277)
Interest income	223	86
Other (expense) income, net	(165)	190

Income before income taxes	19,182	21,069
Provision for income taxes	(4,081)	(4,756)

Net income	$15,101	$16,313

Net income per share:
Basic	$0.63	$0.65
Diluted	$0.62	$0.63
Shares used in computing net income per share:
Basic	23,960	25,270
Diluted	24,298	25,755

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2010	September 30, 2010
Cash and cash equivalents	$99,161	$99,875
Short-term investments	—	14,991
Accounts receivable, net	161,650	149,469
Inventories	72,090	76,933
Other current assets	14,310	13,712

Total current assets	347,211	354,980
Property, plant and equipment, net	193,955	185,282
Other assets	23,742	22,059

Total assets	$564,908	$562,321

Accounts payable	$139,906	$156,910
Other current liabilities	32,548	32,049

Total current liabilities	172,454	188,959
Other liabilities	13,133	11,830
Stockholders’ equity	379,321	361,532

Total liabilities and stockholders’ equity	$564,908	$562,321

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2010	2009
Cash flows from operating activities	15,101	16,313
Net Income

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,169	12,043
Provision for doubtful accounts and returns	2,064	2,079
Deferred taxes	(34)	(88)
Stock-based compensation expense	1,643	1,376
Loss (gain) on disposal of equipment	5	(145)
Changes in operating assets and liabilities	(26,427)	(19,122)

Net cash provided by operating activities	3,521	12,456
Cash flows from investing activities
Sales of investments	14,991	150
Purchases of property and equipment	(18,327)	(11,709)
Proceeds from sale of equipment	277	234

Net cash used in investing activities	(3,059)	(11,325)
Cash flows from financing activities
Proceeds from exercise of stock options	52	945
Tax withholdings for net share settlement of equity awards	(959)	(905)
Repurchase of common stock	(924)	—

Net cash (used in) provided by financing activities	(1,831)	40
Effect of exchange rate changes on cash	655	83

Net (decrease) increase in cash	(714)	1,254
Cash and cash equivalents at beginning of period	99,875	139,721

Cash and cash equivalents at end of period	$99,161	$140,975

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Multi-Fineline Electronix, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2010	2009
GAAP net income	$15,101	$16,313
Stock-based compensation, net of tax (a)[1]	1,092	856
Impairment and restructuring, net of tax (b)	—	—

Non-GAAP net income	$16,193	$17,169

GAAP diluted earnings per share	$0.62	$0.63
Effect of non-GAAP adjustments on diluted earnings per share	0.05	0.04

Non-GAAP diluted earnings per share	$0.67	$0.67

Weighted-average diluted shares used in calculating non-GAAP	24,298	25,755
diluted earnings per share

[1]	Tax amounts were $557 and $520 for the three months ended December 31, 2010 and 2009, respectively.

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) Stock-based compensation expense; and (b) Impairment and restructuring activities include asset impairments, the write-off of inventory, lease

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reinstatement costs and one-time termination benefits. Management excludes these amounts when evaluating its core operating activities and for strategic decision making, forecasting future results and evaluating current performance, and excluding such items from MFLEX’s operations provides investors with a more meaningful way of evaluating its current operating performance.

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